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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                       INVESTOR CONTACT:
Katie O'Loughlin                                         Annmarie Russell
Open Market, Inc.                                    Open Market, Inc.
781-359-7366                                         781-359-7589
oloughlin@openmarket.com                             russell@openmarket.com


  OCTOBER 18, 2000 - OPEN MARKET, INC. ANNOUNCES RESIGNATION OF VICE PRESIDENT
                             AND CFO BETTY J. SAVAGE


[GRAPH]
BURLINGTON, MASS., OCTOBER 18, 2000 - Open Market, Inc. (NASDAQ: OMKT), a leading provider of content-centric eBusiness applications, today announced that Vice President and Chief Financial Officer Betty J. Savage intends to leave the Company in early November. Savage's decision to leave the Company was prompted by a need to relocate. The Company has initiated recruitment efforts for a new CFO.

"We were sorry to learn of Betty's decision to leave the Company," said Harland LaVigne, interim President and Chief Executive Officer. "We are grateful to Betty for her contribution to the Company and wish her luck in her future endeavors."

ABOUT OPEN MARKET

Open Market, Inc. makes content-centric eBusiness applications that enable its customers to effectively manage interactions with their site visitors, customers, and channels. Leveraging the new Java-TM- 2 Platform Enterprise Edition (J2EE-TM-) standard, the Company's software products are built with Java and XML and are layered on top of popular application servers like the BEA WebLogic Server, the iPlanet Application Server and soon the IBM Websphere Application Server. Open Market's roster of global customers includes publishers and media companies like McGraw-Hill, FT.com (The Financial Times Group), and The New York Times Company, financial services companies like Chase Manhattan Bank, GE Capital, and The Hartford Financial Services Group, and manufacturers like 3Com, BASF and Milacron. The company, headquartered in Burlington, Massachusetts, has customers in 39 countries. Open Market's international head office is in the UK with additional offices in Australia, Canada, France, Germany, Italy, Japan and The Netherlands. Open Market can be reached by calling 1-888-OPEN-MKT (toll-free) or 1-781-359-3000 in the U.S. or +44-1753-838-000 in the U.K. or by visiting http://www.openmarket.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Certain Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. These include risks and uncertainties relating to: the Company's history of operating losses, continued development and growth of the Internet, lengthy sales cycles for its products, development and maintenance of relationships with systems integrators, possible changes in government regulations, security issues, competitive pressures, attracting and retaining key employees, management of planned growth, risks associated with international operations, product development and rapid technological change, dependence on intellectual property rights, and the Company's ability to integrate FutureTense.

Open Market, Marketing Studio, Catalog Centre, Syndication Centre, Content Centre, Content Server, Transact, IPS, ShopSite, and FutureTense are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners.